Exhibit 99.1
UPC Holding Reports Third Quarter 2012 Results

Amsterdam, the Netherlands - November 5, 2012: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q3”) ended September 30, 2012. UPC Holding is a wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding's unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of November 2012.

Financial and operating highlights for the three months ended September 30, 2012, as compared to the results for the same period last year (unless noted), include:

•	Organic RGU[1] additions of 123,000, bringing total RGUs to 19 million

•	Strongest quarterly rebased growth in five quarters:

◦	Revenue increased 6% to €1.08 billion, representing rebased[2] growth of 3%

◦	Operating cash flow (“OCF”)[3] improved 7% to €537 million, reflecting rebased growth of 4%

•	Operating income increased by 7% year-over-year to €271 million

•	Capital expenditures as a percentage of revenue declined to 16% of revenue

•	Over 95% of consolidated third-party debt is due in 2016 and beyond

Financial Results

For the three and nine months ended September 30, 2012, our consolidated revenue increased by 6% for each period to €1.08 billion and €3.18 billion respectively, as compared to the corresponding prior year periods. Both results were positively impacted by continued subscriber growth, as we added over 700,000 organic RGUs during the last twelve months, acquisitions including Aster in Poland and, to a lesser extent, favorable foreign currency (“FX”) movements. Adjusting for both the impact of acquisitions and FX, we achieved year-over-year rebased revenue growth of 3% for each of the three- and nine-month 2012 periods.

Our third quarter rebased growth reflected our best top-line performance since Q2 2011 and was powered by 5% rebased revenue growth in our Western European operations. Specifically, each of our four Western European operations delivered their best quarterly rebased revenue result to date in 2012, highlighted by our two largest operations in Switzerland and the Netherlands, each posting rebased revenue growth of 5% in the quarter. Rounding out our remaining footprint, our Chilean operation (“VTR”) reported Q3 rebased revenue growth of 3% and our Central and Eastern European (“CEE”) operations reported a rebased decline of 1% for Q3 2012, which is generally consistent with recent quarters.

As compared to the corresponding prior year periods, OCF increased 7% for both the three and nine months ended September 30, 2012, to €537 million and €1.54 billion, respectively. Our OCF growth reflects the positive impacts of acquisitions, organic growth, and, to a lesser extent, favorable FX movements. Adjusting for acquisition and FX effects, our year-over-year rebased OCF growth was 4% and 3% for the three and nine months ended September 30, 2012, respectively. Our third quarter result, similar to that of rebased revenue, was our best performance in the last five quarters.

Rebased OCF growth in Q3 was driven by our strong performances in Chile and Western Europe, which delivered year-over-year growth of 12% and 6%, respectively. The latter performance resulted from rebased OCF growth of 7% in our Other Western Europe segment, which consists of Austria and Ireland, 6% in the Netherlands and 4% in Switzerland. Our Irish, Dutch and Austrian operations posted their highest rebased growth quarter of the year. Similar to recent quarters, our Q3 consolidated rebased growth was partially offset by a rebased OCF decline of 3% in CEE, and by increased costs in our European central and other operations in Q3 2012 as compared to Q3 2011.

For the three and nine months ended September 30, 2012 we reported consolidated OCF margins4 of 49.7% and 48.3%, respectively. These margins reflect modest improvements of 20 and 10 basis points, respectively, over our OCF margins of 49.5% and 48.2% for the three and nine months ended September 30, 2011. On a year-over-year basis, both our Chilean and Western European businesses achieved OCF margin increases for the three- and nine-month 2012 periods. These were partially offset by a lower margin for the CEE region in the third quarter of 2012 and by higher costs in our European central and other operations in both 2012 periods.

For the three months ended September 30, 2012, we reported capital expenditures of €168 million or 16% of revenue, as compared to €187 million or 18% of revenue for the corresponding 2011 period. For the 2012 and 2011 nine-month periods, our capital expenditures totaled €558 million or 18% of revenue and €596 million or 20% of revenue, respectively. The declines in capital expenditures as a percentage of revenue for each of the three- and nine-month 2012 periods were primarily attributable to our non-cash vendor financing arrangements which were €21 million and €70 million higher, as compared to the respective 2011 periods. Additionally, our total property and equipment additions, which include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions, represented 20% and 21% of revenue for the three and nine months ended September 30, 2012, as compared to 19% and 21% for the corresponding 2011 periods.

Subscriber Statistics

At the end of Q3, we provided a total of 18.5 million services, consisting of 9.3 million video, 5.3 million broadband internet and 3.9 million telephony subscriptions to our 10.3 million unique customers. Our RGU growth during the third quarter was entirely organic, as we increased our subscriber base by 123,000 RGUs. Driven by the continued traction of our triple-play bundles, we had nearly half of our customers subscribing to more than one product at September 30, 2012, which represents an increase of 9% (inclusive of acquisitions) as compared to our bundled customer base at September 30, 2011. As a result, our bundling ratio of 1.79 RGUs per customer has increased by 5% over the last twelve months. We still have a large single-play base of 5.3 million customers that we are focused on upselling to our advanced services.

For the three and nine months ended September 30, 2012, we generated RGU additions of 123,000 and 489,000, respectively, reflecting a year-over-year decline of 32% for the three-month period and an increase of 16% for the nine-month period. The RGU additions for the three- and nine-month periods included 17,000 and 49,000 RGUs, respectively, relating to the small office home office (“SOHO”) RGUs5 of our European operations ("UPC Europe"). Our Q3 2012 RGU results faced a difficult comparison, as Q3 2011 represented our strongest Q3 in subscriber additions since Q3 2007. Notwithstanding Q3, our year-to-date RGU additions reflect our strongest result in five years for the first nine months of the year.

Our third quarter RGU additions of 123,000 consisted of 60,000 in Western Europe, 50,000 in CEE and 14,000 in Chile. Our top performing markets in total additions were Hungary, Switzerland and Ireland, which collectively accounted for roughly 71% of our RGU additions in Q3. It's worth noting that our Dutch business lost 3,000 RGUs in Q3, as compared to a gain of 38,000 in the prior year period, due largely to a reduction in the Dutch market's combined broadband and telephony additions, which totaled 18,000 in Q3 2012, as compared to 56,000 in Q3 2011. The lower result in the Netherlands reflects in large part a combination of increasing competition and the impact of a price increase on triple-play bundles.

For the three months ended September 30, 2012, we lost 46,000 video RGUs, which was our lowest total of 2012 to date, but higher when compared to our video losses of 32,000 for Q3 2011. The quarterly year-over-year increase in video losses was due largely to our performance in Poland and Chile, which were both impacted by heightened competitive environments, as our Polish and Chilean net video losses increased by 18,000 and 11,000, respectively, on a year-over-year basis.

In terms of digital cable RGU additions, we added 91,000 and 356,000 for the three- and nine-month 2012 periods, respectively, led by strong performances in our Polish and Swiss operations. With this continued success, our digital base passed the 5.0 million total RGU mark as of September 30, 2012 and we boosted our digital penetration6 to 59%, up from 52% one year ago. A key development for us in Q3 was the long-awaited launch of Horizon TV in the Netherlands, which will help us differentiate our product offerings not only in the Netherlands in coming quarters, but also in markets like Switzerland and Ireland.

Our bundles continue to emphasize our speed advantage for broadband internet and our attractively-priced telephony services. For the three and nine months ended September 30, 2012, we generated broadband internet RGU additions of 78,000 and 291,000, respectively. The results reflect a 25% decline compared to our strong Q3 last year, but represents a comparable year-to-date result versus 2011. In terms of telephony, we added 91,000 and 355,000 RGUs for the three- and nine-month 2012 periods, respectively, which represent a year-over-year decrease of 16% for the three-month period and an increase of 31% for the nine-month period, respectively. During the third quarter of 2012, our operations in Ireland, Hungary, Switzerland and Poland each generated combined broadband and telephony additions in excess of 24,000.

Summary of Third-Party Debt and Cash and Cash Equivalents

At September 30, 2012, we reported €9.7 billion of third-party debt and €71 million of cash and cash equivalents. As compared to June 30, 2012, our third-party debt increased 6% or €528 million, primarily as a result of the issuance of €600 million of 6.375% Senior Notes due 2022 in September 2012. The net proceeds of the offering were designated for general corporate purposes, including distributions to our parent. The increase in third-party debt was partly offset by strengthening of the euro relative to the U.S. dollar. At September 30, 2012, over 95% of our third-party debt was due in 2016 and beyond, while our fully-swapped borrowing cost7 declined to approximately 8.0% at Q3 2012 from 8.3% at Q2 2012, due to a combination of lower costs associated with our derivative instruments and the attractive pricing of our new debt issuance.

The following table details our consolidated third-party debt and cash and cash equivalents as of the dates indicated:8

	September 30,	June 30,
	2012	2012
	in millions
UPC Broadband Holding Bank Facility	€4,170.6	€4,194.8
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.5	496.5
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	776.7	790.4
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	582.5	592.8
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	582.5	592.8
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	379.8	379.2
UPC Holding 9.875% Senior Notes due 2018	293.4	298.1
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	594.6	—
Other debt, including vendor financing and capital lease obligations	89.2	92.9
Total third-party debt	€9,655.8	€9,127.5

Cash and cash equivalents	€71.0	€48.9

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at September 30, 2012:

		As of September 30, 2012
Facility	Final maturity	Interest rate	Facility amount[10]	Unused borrowing capacity	Carrying value[11]
			in millions

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€-
Facility R	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S	Dec. 31, 2016	E + 3.75%	€1,204.5	—	1,204.5
Facility T	Dec. 31, 2016	L + 3.50%	$260.2	—	201.0
Facility U	Dec. 31, 2017	E + 4.00%	€750.8	—	750.8
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€144.1	144.1	—
Facility X	Dec. 31, 2017	L + 3.50%	$1,042.8	—	809.9
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	776.7
Facility AA	July 31, 2016	E + 3.25%	€904.0	904.0	—
Facility AB	Dec. 31, 2017	L + 3.50%[11]	$500.0	—	378.2
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	582.5
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	582.5
Facility AE	Dec. 31, 2019	E + 3.75%	€535.5	—	535.5
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,191.7)
Total				€1,078.1	€4,170.6

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which we guarantee. As of September 30, 2012, UPC Broadband Holding had maximum undrawn commitments under Facilities Q, W and AA of the UPC Broadband Holding Bank Facility of €1.1 billion. We estimate that approximately €468 million of this amount will be available upon completion of our third quarter compliance reporting requirements.

Based on the results for the quarter ended September 30, 2012 and subject to the completion of our third quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.72x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.78x.12

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms in 10 countries that connect 10 million customers who subscribe to 19 million services as of September 30, 2012.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our future growth prospects, our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its September 30, 2012 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our condensed consolidated financial statements prior to the end of November 2012, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800

_______________________________

[1]
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011 and 2012, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in the respective 2011 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2012 results and (ii) reflect the translation of our rebased amounts for the 2011 period at the applicable average exchange rates that were used to translate our 2012 results. Please see page 7 for supplemental information on rebased growth.

[3]	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[5]
Certain of our business-to-business (“B2B”) revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of UPC Europe in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. All RGU, customer, bundling and ARPU amounts presented for periods prior to January 1, 2012 have not been restated to reflect this change.

[6]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[7]
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

[8]
UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y, Z, AC and AD in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD eliminate within our condensed consolidated financial statements.

[9]	Except as described in note 8 above, amounts represent total third-party commitments at September 30, 2012 without giving effect to the impact of discounts.

[10]	Facilities T and AB carrying values include the impact of discounts.

[11]	The Facility AB interest rate includes a LIBOR floor of 1.25%.

[12]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three and nine months ended September 30, 2012, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide B2B services. At September 30, 2012, our operating segments in UPC Europe provided broadband communications services in nine European countries and direct-to-home (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as "UPC DTH." Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides video, broadband internet and telephony services in Chile.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in our rebased amounts for the three and nine months ended September 30, 2011 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2012 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2011 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2012. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2011 include Aster and four small entities in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2011 include Aster and six small entities in Europe.

We have reflected the revenue and OCF of the acquired entities in our 2011 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding's September 30, 2012 condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€239.9	€227.7	€12.2	5.4	5.2
Switzerland	247.8	243.6	4.2	1.7	4.8
Other Western Europe	164.4	158.0	6.4	4.1	4.1
Total Western Europe	652.1	629.3	22.8	3.6	4.8
Central and Eastern Europe	218.7	200.6	18.1	9.0	(0.8)
Central and other	22.8	23.8	(1.0)	(4.2)	—
Total UPC Europe	893.6	853.7	39.9	4.7	3.1
VTR (Chile)	187.0	164.2	22.8	13.9	3.2
Total	€1,080.6	€1,017.9	€62.7	6.2	3.2

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€713.4	€682.1	€31.3	4.6	4.5
Switzerland	733.9	689.8	44.1	6.4	3.7
Other Western Europe	485.0	474.4	10.6	2.2	2.2
Total Western Europe	1,932.3	1,846.3	86.0	4.7	3.6
Central and Eastern Europe	647.1	595.0	52.1	8.8	(0.5)
Central and other	67.1	68.1	(1.0)	(1.5)	—
Total UPC Europe	2,646.5	2,509.4	137.1	5.5	2.5
VTR (Chile)	533.5	479.5	54.0	11.3	4.5
Total	€3,180.0	€2,988.9	€191.1	6.4	2.8

Operating Cash Flow	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€146.9	€138.3	€8.6	6.2	6.2
Switzerland	142.1	140.6	1.5	1.1	4.0
Other Western Europe	81.5	76.3	5.2	6.8	6.8
Total Western Europe	370.5	355.2	15.3	4.3	5.5
Central and Eastern Europe	109.9	102.3	7.6	7.4	(3.2)
Central and other	(28.4)	(23.2)	(5.2)	(22.4)	—
Total UPC Europe	452.0	434.3	17.7	4.1	2.5
VTR (Chile)	85.1	69.2	15.9	23.0	11.6
Total	€537.1	€503.5	€33.6	6.7	3.8

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€425.4	€405.1	€20.3	5.0	5.0
Switzerland	418.7	389.0	29.7	7.6	5.0
Other Western Europe	229.3	222.8	6.5	2.9	2.9
Total Western Europe	1,073.4	1,016.9	56.5	5.6	4.5
Central and Eastern Europe	320.1	293.6	26.5	9.0	(2.0)
Central and other	(88.1)	(70.3)	(17.8)	(25.3)	—
Total UPC Europe	1,305.4	1,240.2	65.2	5.3	1.8
VTR (Chile)	231.6	200.2	31.4	15.7	8.7
Total	€1,537.0	€1,440.4	€96.6	6.7	2.8

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related party fees and allocations, depreciation and amortization, and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	in millions
Total segment operating cash flow	€537.1	€503.5	€1,537.0	€1,440.4
Stock-based compensation expense	(5.4)	(3.3)	(14.1)	(9.9)
Depreciation and amortization	(272.8)	(243.2)	(790.8)	(722.9)
Related party fees and allocations, net	11.1	5.7	16.2	0.9
Impairment, restructuring and other operating items, net	0.8	(10.7)	(2.3)	(14.3)
Operating income	€270.8	€252.0	€746.0	€694.2

Capital Expenditures

The following table provides property and equipment additions for UPC Holding for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	in millions, except % amounts
UPC Europe:
The Netherlands	€33.0	€38.7	€120.6	€120.8
Switzerland	45.9	39.9	129.7	114.4
Other Western Europe	26.1	28.0	82.4	95.3
Total Western Europe	105.0	106.6	332.7	330.5
Central and Eastern Europe	42.5	33.5	122.7	102.9
Central and other	28.7	28.1	85.0	82.9
Total UPC Europe	176.2	168.2	540.4	516.3
VTR (Chile)	38.9	29.5	126.7	99.7
Total UPC Holding	€215.1	€197.7	€667.1	€616.0

Total property and equipment additions as % of revenue	19.9%	19.4%	21.0%	20.6%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	in millions, except % amounts
Customer premises equipment	€96.5	€85.3	€308.6	€254.9
Scalable infrastructure	38.1	41.7	115.3	131.9
Line extensions	25.4	16.0	73.3	68.6
Upgrade/rebuild	20.4	23.2	56.5	62.0
Support capital	34.7	31.5	113.4	98.6
Property and equipment additions	215.1	197.7	667.1	616.0
Assets acquired under capital-related vendor financing arrangements (including intercompany amounts)[1]	(44.6)	(23.4)	(111.8)	(41.4)
Assets acquired under capital leases[1]	(0.7)	(0.9)	(1.4)	(1.1)
Assets contributed by parent company[2]	(6.5)	—	(6.5)	—
Changes in current liabilities related to capital expenditures	4.6	13.1	10.3	22.1
Total capital expenditures	€167.9	€186.5	€557.7	€595.6

Total Capital Expenditures:
UPC Europe	€129.8	€151.8	€434.6	€493.2
VTR (Chile)	38.1	34.7	123.1	102.4
Total UPC Holding	€167.9	€186.5	€557.7	€595.6

Total Capital Expenditures as % of Revenue:
UPC Europe	14.5%	17.8%	16.4%	19.7%
VTR (Chile)	20.4%	21.1%	23.1%	21.4%
Total UPC Holding	15.5%	18.3%	17.5%	19.9%
_______________________________

1
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

2
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our consolidated cash flow statements.

RGUs, Customers and Bundling3

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at September 30, 2012, June 30, 2012 and September 30, 2011:

	September 30, 2012	June 30, 2012	September 30, 2011	Q3’12 / Q2'12 (% Change)	Q3’12 / Q3’11 (% Change)
Total RGUs
Video	9,294,500	9,340,500	9,406,900	(0.5%)	(1.2%)
Broadband Internet	5,343,800	5,266,000	4,830,700	1.5%	10.6%
Telephony	3,865,000	3,773,900	3,319,300	2.4%	16.4%
UPC Holding RGUs	18,503,300	18,380,400	17,556,900	0.7%	5.4%

Total Customers
Total Single-Play Customers	5,269,700	5,342,400	5,642,400	(1.4%)	(6.6%)
Total Double-Play Customers	1,953,300	1,980,900	2,014,500	(1.4%)	(3.0%)
Total Triple-Play Customers	3,109,000	3,025,400	2,628,600	2.8%	18.3%
UPC Holding Customers	10,332,000	10,348,700	10,285,500	(0.2%)	0.5%

% Double-Play Customers
UPC Europe	18.7%	19.0%	19.4%	(1.6%)	(3.6%)
VTR (Chile)	20.5%	20.3%	21.5%	1.0%	(4.7%)
UPC Holding	18.9%	19.1%	19.6%	(1.0%)	(3.6%)

% Triple-Play Customers
UPC Europe	28.0%	27.1%	23.2%	3.3%	20.7%
VTR (Chile)	46.7%	47.0%	44.9%	(0.6%)	4.0%
UPC Holding	30.1%	29.2%	25.6%	3.1%	17.6%

RGUs per Customer Relationship
UPC Europe	1.75	1.73	1.66	1.2%	5.4%
VTR (Chile)	2.14	2.14	2.11	—%	1.4%
UPC Holding	1.79	1.78	1.71	0.6%	4.7%

ARPU per Customer Relationship4

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended Sept. 30,			FX Neutral
	2012	2011	% Change	% Change[5]
UPC Europe	€28.71	€28.09	2.2%	3.6%
VTR (Chile)	CLP 30,854	CLP 30,246	2.0%	2.0%
UPC Holding	€31.15	€29.99	3.9%	3.2%

_______________________________

3	The RGU, customer and bundling statistics reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

4
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

5
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – September 30, 2012
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,819,400	2,804,200	1,762,000	3,683,500	694,200	1,065,800	—	—	1,760,000	2,817,000	1,013,300	2,814,000	910,200
Switzerland(13)	2,120,900	1,840,600	1,544,100	2,494,700	922,000	584,800	—	—	1,506,800	2,308,100	585,700	2,308,100	402,200
Austria	1,262,300	1,262,300	701,100	1,357,900	177,400	327,400	—	—	504,800	1,262,300	479,100	1,262,300	374,000
Ireland	863,800	733,400	538,200	969,200	67,500	336,100	—	47,900	451,500	733,400	294,300	707,700	223,400
Total Western Europe	7,066,400	6,640,500	4,545,400	8,505,300	1,861,100	2,314,100	—	47,900	4,223,100	7,120,800	2,372,400	7,092,100	1,909,800
Poland	2,649,700	2,513,500	1,463,800	2,559,800	592,700	715,400	—	—	1,308,100	2,513,500	820,100	2,503,000	431,600
Romania	2,078,700	1,700,600	1,152,300	1,675,600	446,400	404,200	296,100	—	1,146,700	1,700,600	316,700	1,638,700	212,200
Hungary	1,518,500	1,502,500	1,019,300	1,722,800	320,500	313,800	232,000	—	866,300	1,502,500	477,500	1,504,900	379,000
Czech Republic	1,342,000	1,233,700	744,300	1,214,500	72,300	410,700	96,200	—	579,200	1,233,700	439,600	1,230,900	195,700
Slovakia	486,500	459,400	277,400	408,700	83,400	118,300	51,400	700	253,800	427,600	98,400	427,700	56,500
Total CEE	8,075,400	7,409,700	4,657,100	7,581,400	1,515,300	1,962,400	675,700	700	4,154,100	7,377,900	2,152,300	7,305,200	1,275,000
Total UPC Europe	15,141,800	14,050,200	9,202,500	16,086,700	3,376,400	4,276,500	675,700	48,600	8,377,200	14,498,700	4,524,700	14,397,300	3,184,800

VTR (Chile)	2,819,600	2,278,400	1,129,500	2,416,600	172,600	744,700	—	—	917,300	2,278,400	819,100	2,269,700	680,200

Grand Total	17,961,400	16,328,600	10,332,000	18,503,300	3,549,000	5,021,200	675,700	48,600	9,294,500	16,777,100	5,343,800	16,667,000	3,865,000

	Subscriber Variance Table – September 30, 2012 vs. June 30, 2012
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	3,100	3,300	(21,100)	(3,200)	(30,700)	9,400	—	—	(21,300)	3,300	9,500	3,300	8,600
Switzerland(13)	9,100	16,500	4,600	31,800	(16,600)	21,600	—	—	5,000	15,400	10,500	15,400	16,300
Austria	12,800	12,800	(1,600)	6,900	(8,200)	6,200	—	—	(2,000)	12,800	4,100	12,800	4,800
Ireland	(1,400)	5,100	1,100	24,000	(4,800)	2,900	—	(2,600)	(4,500)	5,100	10,900	7,500	17,600
Total Western Europe	23,600	37,700	(17,000)	59,500	(60,300)	40,100	—	(2,600)	(22,800)	36,600	35,000	39,000	47,300
Poland	13,000	19,100	(15,000)	5,200	(46,000)	26,500	—	—	(19,500)	19,100	10,500	20,100	14,200
Romania	2,100	16,000	5,100	20,600	(18,600)	14,200	9,100	—	4,700	16,000	10,300	15,900	5,600
Hungary	4,200	3,800	6,100	31,900	(10,800)	8,500	6,000	—	3,700	3,800	8,700	3,800	19,500
Czech Republic	3,700	3,700	(4,100)	(10,900)	(2,400)	(7,800)	5,600	—	(4,600)	3,700	(3,500)	3,700	(2,800)
Slovakia	800	2,500	(200)	2,700	(5,600)	2,800	1,100	—	(1,700)	3,300	2,800	3,400	1,600
Total CEE	23,800	45,100	(8,100)	49,500	(83,400)	44,200	21,800	—	(17,400)	45,900	28,800	46,900	38,100
Total UPC Europe	47,400	82,800	(25,100)	109,000	(143,700)	84,300	21,800	(2,600)	(40,200)	82,500	63,800	85,900	85,400

VTR (Chile)	29,300	65,800	8,400	13,900	(12,300)	6,500	—	—	(5,800)	65,800	14,000	66,200	5,700

Grand Total	76,700	148,600	(16,700)	122,900	(156,000)	90,800	21,800	(2,600)	(46,000)	148,300	77,800	152,100	91,100

ORGANIC CHANGE SUMMARY:
UPC Europe	33,900	70,700	(25,100)	109,000	(143,700)	84,300	21,800	(2,600)	(40,200)	70,400	63,800	73,800	85,400
VTR (Chile)	29,300	65,800	8,400	13,900	(12,300)	6,500	—	—	(5,800)	65,800	14,000	66,200	5,700
Total Organic Change	63,200	136,500	(16,700)	122,900	(156,000)	90,800	21,800	(2,600)	(46,000)	136,200	77,800	140,000	91,100

Q2 2012 ADJUSTMENTS:
Austria adjustment	9,900	9,900	—	—	—	—	—	—	—	9,900	—	9,900	—
Poland adjustment	3,600	2,200	—	—	—	—	—	—	—	2,200	—	2,200	—
Net Adjustments	13,500	12,100					—	—		12,100		12,100

Total Net Adds (Reductions)	76,700	148,600	(16,700)	122,900	(156,000)	90,800	21,800	(2,600)	(46,000)	148,300	77,800	152,100	91,100

Footnotes for Operating Data and Subscriber Variance Tables

(1)

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland's and the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland's or the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2012 RGU counts exclude 46,200, 13,200 and 800 postpaid subscriber identification module (“SIM”) cards in service in Poland, the Netherlands and Hungary, respectively.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count reported for Switzerland also include subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). In Switzerland, our Basic Digital Cable Subscribers are attributable to subscribers who use purchased set-top boxes or other non-verifiable means to receive our digital cable channels. In Europe, we have approximately 402,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber count reported for Switzerland. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 68,000 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(2)

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,400 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At September 30, 2012, Switzerland's partner networks account for 122,300 Customer Relationships, 225,400 RGUs, 89,100 Digital Cable Subscribers, 467,500 Internet and Telephony Homes Serviceable, 79,400 Internet Subscribers, and 56,900 Telephony Subscribers. In addition, partner networks account for 480,500 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2012 subscriber table.

Additional General Notes to Tables:
Most of our subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services, primarily in Switzerland, the Netherlands, Austria, Ireland, Hungary, Romania, and the Czech Republic. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of UPC Europe in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.